EXHIBIT a(5)(ii)

DECEMBER 10, 2021

LLOYDS BANKING GROUP PLC ANNOUNCES RESULTS OF AN EXCHANGE OFFER FOR CERTAIN AMERICAN DEPOSITARY SHARES REPRESENTING PREFERENCE SHARES AND CERTAIN SUBORDINATED DEBT SECURITIES

Lloyds Banking Group plc (“LBG”) today announced the final results of the previously announced offer to exchange 3.369% Fixed Rate Reset Subordinated Debt Securities due 2046 with a call date in 2041 (the “New Notes”), to be issued by LBG, plus (if applicable) the relevant Cash Consideration Amount (as set out in the table below), plus accrued and unpaid dividends or interest (as the case may be) in cash, plus (if applicable) cash amounts in lieu of any fractional New Notes, for:

(1)	any and all of the outstanding American Depositary Shares (“ADSs”) representing LBG’s 6.413% Non-Cumulative Fixed to Floating Rate Preference Shares (the “Series 1 Preference Shares”), ADSs representing LBG’s 6.657% Non-Cumulative Fixed to Floating Rate Preference Shares (the “Series 2 Preference Shares” and, collectively with the Series 1 Preference Shares, the “Preference Shares”) and 6.00% Subordinated Notes due 2033 issued by HBOS plc (the “Series 1 Existing Subordinated Notes”) (the “Any and All Offer”), and

(2)	up to the Cap Amount (as defined below) of LBG’s 4.582% Subordinated Debt Securities due 2025 (the “Series 3 Existing Subordinated Notes”) and LBG’s 4.500% Fixed Rate Subordinated Debt Securities due 2024 (the “Series 2 Existing Subordinated Notes” and, collectively with the Series 1 Existing Subordinated Notes and the Series 3 Existing Subordinated Notes, the “Existing Subordinated Notes”) (the “Capped Offer” and, together with the Any and All Offer, the “Exchange Offer”).

The Series 1 Existing Subordinated Notes and the Preference Shares are collectively referred to as the “Any and All Offer Securities”. The Series 2 Existing Subordinated Notes and the Series 3 Existing Subordinated Notes are collectively referred to as the “Capped Offer Notes”. The Preference Shares and the Existing Subordinated Notes are collectively referred to as the “Existing Securities”. The Exchange Offer is being made on the terms and subject to the conditions set out in the prospectus dated December 9, 2021, as it may be amended or supplemented from time to time (the “Prospectus”). Capitalized terms not otherwise defined in this announcement have the same meaning as assigned to them in the Prospectus.

The Exchange Offer expired at 11:59 p.m. (New York City time) on December 9, 2021. The aggregate principal amount of each series of Existing Securities validly tendered and accepted for exchange is set out below:

Title of Security	Issuer	ISIN/CUSIP	New Notes Exchange Consideration(1)	Cash Consideration Amount(2)	Total Exchange Consideration(1)(3)	Principal Amount Outstanding	Principal Amount Accepted in Exchange Offer	Principal Amount Outstanding Following Exchange Offer
Any and All Offer
ADSs representing 6.413% Non-Cumulative Fixed to Floating Rate Preference Shares	LBG	144A: US539439AC38 / 539439AC3 Reg S: SG5533WAA56 / G5533WAA5	$1,306.88	$146.00	$1,452.88	$374,810,000	$325,820,000	$48,990,000
ADSs representing 6.657% Non-Cumulative Fixed to Floating Rate Preference Shares	LBG	144A: US539439AF68 / 539439AF6 Reg S: US539439AE93 / 539439AE9	$1,386.95	$110.00	$1,496.95	$434,350,000	$396,723,000	$37,627,000
6.00% Subordinated Notes due 2033	HBOS plc	144A: US4041A2AF14 / 4041A2AF1 Reg S: US4041A3AG79 / 4041A3AG7	$1,220.34	$145.00	$1,365.34	$466,113,000	$164,967,000	$301,146,000
Capped Offer
4.500% Fixed Rate Subordinated Debt Securities due 2024	LBG	US53944YAA10 / 53944YAA1	$1,086.06	$0.00	$1,086.06	$1,000,000,000	$0.00	$1,000,000,000
4.582% Subordinated Debt Securities due 2025	LBG	US539439AM10 / 539439AM1	$1,109.10	$0.00	$1,109.10	$1,327,685,000	$0.00	$1,327,685,000

(1)	Total Exchange Consideration and New Notes Exchange Consideration are per $1,000 principal amount of Existing Securities accepted for exchange pursuant to the Exchange Offer. The Total Exchange Consideration includes both the Cash Consideration Amount and the New Notes Exchange Consideration. (as defined in the prospectus).
(2)	Per $1,000 principal amount of Existing Securities accepted for exchange pursuant to the Exchange Offer. The Cash Consideration Amount is already included in the Total Exchange Consideration calculated from the applicable Fixed Spread.
(3)	In addition to the applicable Total Exchange Consideration, LBG will pay accrued and unpaid dividends (in the case of the Preference Shares) or interest (in the case of Existing Subordinated Notes) up to, but not including, the Settlement Date.

New Notes

Title of Series	ISIN/CUSIP	New Notes Interest Rate(1)	Optional Redemption Date	Maturity Date	Reset Coupon	Reset Date	Issue Price	Aggregate Principal Amount Issued
3.369% Fixed Rate Reset Subordinated Debt Securities due 2046 with a call date in 2041	US53944YAQ61 / 53944YAQ6	3.369%	From (and including) September 14, 2041 to (and including) December 14, 2041	December 14, 2046	5-year US Treasury Rate +1.50%	December 14, 2041	100%	$1,175,176,000

(1)	The New Notes Interest Rate is based on the bid-side yield of the Benchmark Security, as of 10:00 a.m. New York City time on December 7, 2021, plus the Spread to Benchmark Security, calculated in accordance with the procedures set forth in the Prospectus.

The Minimum New Issue Size condition has been satisfied. The Offeror has accepted for exchange all validly tendered Any and All Offer Securities, $0.00 in aggregate principal amount of validly tendered Series 2 Existing Subordinated Notes with Exchange Priority 1 and $0.00 in aggregate principal amount of validly tendered Series 3 Existing Subordinated Notes with Exchange Priority 2. Capped Offer Notes have not been accepted for purchase by the Offeror as the amount of the Any and All Offer Securities accepted exceeds the Cap Amount.

The aggregate principal amount of New Notes to be issued pursuant to the Exchange Offer is $1,175,176,000. Any and All Offer Securities and Capped Offer Notes that have not been accepted for purchase by the Offeror will remain outstanding following the Exchange Offer.

Settlement of the Exchange Offer is expected to take palace on or around December 14, 2021.

Further Information

This announcement does not constitute an offer of any securities for sale. A registration statement on Form F-4 relating to the Exchange Offer and the Prospectus have been filed with the SEC. The registration statement was declared effective on December 9, 2021.

Requests for copies of the Prospectus and information in relation to the Exchange Offer should be directed to:

EXCHANGE AGENT

Lucid Issuer Services Limited

The Shard

32 London Bridge Street

London SE1 9SG

United Kingdom

Tel: +44 207 704 0880

Attention: Owen Morris / David Shilson

email: lbg@lucid-is.com

Website: https://deals.lucid-is.com/lbg-us

Any questions regarding the terms of the Exchange Offer should be directed to:

GLOBAL COORDINATORS AND JOINT LEAD DEALER MANAGERS (the “Dealer Managers”)

BofA Securities, Inc.

620 South Tryon Street, 20th Floor

Charlotte, North Carolina 28255

Attention: Liability Management Group

Telephone (London): +44-20-7996-5420

Telephone (U.S. Toll Free): +1 (888) 292-0070

Telephone (U.S.): +1 (980) 387-3907

Email: DG.LM-EMEA@bofa.com

Credit Suisse Securities (USA) LLC

11 Madison Avenue

New York, New York 10010

Attn: Liability Management Group

Tel (London): +44 20 7883 8763

Tel (US): +1 (212) 538-2147

Tel (US toll free): +1 (800) 820-1653

Email: liability.management@credit-suisse.com

Lloyds Securities Inc. 1095 Avenue of the Americas New York, NY 10036 Attention: Bond Syndicate Telephone (U.S.): +1 (212) 827-3145 Email: NALSIBondSyndicate@lbusa.com

DISCLAIMER

This announcement must be read in conjunction with the Prospectus. If you are in any doubt as to the contents of this announcement or the Prospectus or the action you should take, you are recommended to seek your own financial and legal advice, including as to any tax consequences, immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial or legal adviser. Subject to applicable law, LBG or its affiliates may at any time and from time to time following completion of the Exchange Offer purchase remaining outstanding Existing Securities by tender, in the open market, by private agreement or otherwise on such terms and at such prices as LBG or, if applicable, its affiliates may determine. Such terms, consideration and prices may be more or less favorable than those offered pursuant to the Exchange Offer.

OFFER RESTRICTIONS

This announcement and the Prospectus do not constitute an offer or an invitation to participate in the Exchange Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make the relevant offer or invitation under applicable laws. The distribution of this announcement and the Prospectus in certain jurisdictions may be restricted by law. Persons into whose possession this announcement and the Prospectus comes are required by each of LBG, the Dealer Managers and the Exchange Agent to inform themselves about, and to observe, any such restrictions.

No action has been or will be taken by LBG, the Dealer Managers or the Exchange Agent in any jurisdiction outside the United States that would constitute a public offering of the New Notes.

United Kingdom

The communication of the Prospectus and any other documents or materials relating to the Exchange Offer is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is only directed at and may be communicated to (1) those persons who are existing members or creditors of the Group or other persons within Article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, and (2) any other persons to whom these documents and/or materials may lawfully be communicated.

Belgium

None of this announcement, the Prospectus or any other documents or materials relating to the Exchange Offer have been submitted to or will be submitted for approval or recognition to the Financial Services and Markets Authority (Autorité des services et marchés financiers / Autoriteit voor financiële diensten en markten) and, accordingly, the Exchange Offer may not be made in Belgium by way of a public offering, as defined in Articles 3 and 6 of the Belgian Law of April 1, 2007 on public takeover bids as amended or replaced from time to time. Accordingly, the Exchange Offer may not be advertised, and none of this announcement, the Prospectus or any other documents or materials relating to the Exchange Offer (including any memorandum, information circular, brochure or any similar documents) has been or shall be distributed or made available, directly or indirectly, to any person in Belgium unless such person is (i) a “qualified investor” in the sense of Article 2(e) of the Prospectus Regulation, acting on its own account, which (ii) is not a consumer (consommateur/consument) within the meaning of the Belgian Code of Economic Law (Code de droit économique/Wetboek van economisch recht), as amended. The Prospectus has been issued only for the personal use of the above qualified investors and exclusively for the purpose of the Exchange Offer. Accordingly, the information contained in this announcement and the Prospectus may not be used for any other purpose or disclosed to any other person in Belgium.

France

This announcement, the Prospectus and any other documents or offering materials relating to the Exchange Offer may not be distributed in the Republic of France except to qualified investors (investisseurs qualifiés) as defined in Article 2(e) of the Prospectus Regulation. This announcement and the Prospectus have not been and will not be submitted for clearance to the Autorité des marchés financiers.

Republic of Italy

The Exchange Offer and any solicitation in respect thereof are not being made, directly or indirectly, in or into the Republic of Italy and have not received clearance from the Commissione Nazionale per le Societa e la Borsa (CONSOB) pursuant to Italian securities laws and implementing regulations. Accordingly, Italian holders of the Existing Securities are hereby notified that, to the extent such holders of Existing Securities are persons or entities resident and/or located in the Republic of Italy, the Exchange Offer is not available to them and they may not accept the Exchange Offer and, as such, any tenders of Existing Securities received from such persons or entities shall be ineffective and void. None of the Exchange Offer, this announcement, the Prospectus or any other documents or materials relating to the Exchange Offer has been registered pursuant to Italian securities legislation and, accordingly, no New Notes may be offered, sold, delivered or exchanged, nor may copies of the Prospectus or of any other document relating to the New Notes and the Exchange Offer be distributed or made available in the Republic of Italy.

Canada

The Exchange Offer and any solicitation in respect thereof, and the sale of the New Notes, are not being made, directly or indirectly, in Canada or to holders of the Existing Securities who are resident and/or located in any province or territory of Canada. The Prospectus has not been filed with any securities commission or similar regulatory authority in Canada in connection with the Exchange Offer, and the New Notes have not been, and will not be, qualified for sale under the securities laws of Canada or any province or territory thereof and no securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon the Prospectus, any other documents or materials relating to the Exchange Offer or the merits of the New Notes and any representation to the contrary is an offence. Accordingly, Canadian holders of the Existing Securities are hereby notified that, to the extent such holders of Existing Securities are persons or entities resident and/or located in Canada, the Exchange Offer is not available to them and they may not accept the Exchange Offer. As such, any tenders of Existing Securities received from such persons or entities shall be ineffective and void. No New Notes may be offered, sold, delivered or exchanged, nor may copies of the Prospectus or of any other document relating to the New Notes and the Exchange Offer be distributed or made available in Canada. The Prospectus and any other documents or offering materials relating to the Exchange Offer or the New Notes may not be distributed in Canada and the Prospectus does not constitute an offer or an invitation to participate in the Exchange Offer to any person resident in Canada.

General

The Exchange Offer does not constitute an offer to buy or the solicitation of an offer to sell Existing Securities and/or New Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities or other laws require the Exchange Offer to be made by a licensed broker or dealer or registered dealer and the Dealer Manager or, where the context so requires, any of its affiliates is such a licensed broker or dealer or registered dealer in that jurisdiction, the Exchange Offer shall be deemed to be made on behalf of LBG by such Dealer Manager or affiliate (as the case may be) in such jurisdiction.

Further Information

This announcement contains inside information in relation to the Existing Securities and is disclosed in accordance with the Market Abuse Regulation (EU) 596/2014 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MAR”). For the purposes of UK MAR and Article 2 of the binding technical standards published by the Financial Conduct Authority in relation to UK MAR as regards Commission Implementing Regulation (EU) 2016/1055, this announcement is made by Douglas Radcliffe, Group Investor Relations Director.

For further information please contact:

Group Corporate Treasury:

Liz Padley
Head of Capital Structuring, Holding Company and Resolution
Telephone: +44 (0)20 7158 1737
Email: Claire-Elizabeth.Padley@LloydsBanking.com

Investor Relations:

Douglas Radcliffe
Group Investor Relations Director
Telephone: +44 (0)20 7356 1571
Email: Douglas.Radcliffe@LloydsBanking.com

Corporate Affairs:

Matthew Smith
Head of Media Relations
Tel: +44 (0)20 7356 3522
Email: matt.smith@lloydsbanking.com